Exhibit 10.24
EMULEX CORPORATION
Description of Compensation Arrangements with Non-Employee Directors Effective June 28, 2010
     The following is a description of the compensation arrangements for the non-employee directors of Emulex Corporation (the Company).
     Directors’ Fees. Directors who are not employees of the Company receive a quarterly retainer of $13,750 and reimbursement for travel expenses. In addition, the Chairmen of the Nominating/Corporate Governance Committee, the Compensation Committee and the Audit Committee receive additional quarterly retainers of $1,500, $2,000, and $3,000, respectively. Members of the Nominating/Corporate Governance Committee and the Compensation Committee (other than the Chairmen) receive an additional quarterly retainer of $1,000 and members of the Audit Committee (other than the Chairman) receive additional quarterly retainers of $2,000. Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors. Directors are entitled to reimbursement for out-of-pocket expenses in connection with attendance at Board and committee meetings.
     In addition, effective June 28, 2010, non-employee directors are entitled to a $1,500 per meeting fee for each meeting attended by such director in excess of twelve meetings during the fiscal year.
     Equity Compensation. Upon becoming a director of the Company, a non-employee director receives an automatic restricted stock award having an aggregate market value on the date of grant equal to $200,000. The initial restricted stock award vests as to one half of the shares on the date of grant and one half of the shares six months after the date of grant. Such initial automatic grant is in lieu of the automatic 60,000 share option grant provided for in the Emulex Corporation 1997 Stock Award Plan for Non-Employee Directors (the Director Plan).
     In addition, on December 2 of each year, each non-employee director receives an annual restricted stock award having an aggregate market value on the date of grant equal to $125,000; provided, however, the first annual grant will be reduced pro rata (based on the percentage of a year served as a director prior to the date of the first annual grant) if the annual restricted stock award is granted within less than one year after the grant of the $200,000 initial restricted stock award described above. The annual restricted stock award vests as to one half of the shares on the date of grant and one half of the shares six months after the date of grant. Such annual grant is in lieu of the automatic 20,000 share annual option grant provided for in the Director Plan and the 7,000 share restricted stock award grant that the Board previously approved to replace the 20,000 share annual option grant.
     The Board or a designated committee of the Board may grant additional compensation under the Director Plan to non-employee directors in the form of stock options, restricted stock awards and/or stock appreciation rights, which compensation may be in addition to or in lieu of the compensation described above.
     Indemnification. In addition to the indemnification afforded to directors under Delaware law and the Company’s Bylaws, the Company typically enters into an indemnification agreement with a new director upon his or her appointment as a director. The form of the indemnification agreement is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 17, 2005. The Company also maintains directors and officers liability insurance.